STATE OF NEW YORK
         INSURANCE DEPARTMENT

         AGENCY BUILDING ONE
THE GOVERNOR NELSON A. ROCKEFELLER
         EMPIRE STATE PLAZA
         ALBANY, NEW YORK  12257

         The attached Certificate of Amendment of Charter of THE CAPITOL LIFE INSURANCE COMPANY OF NEW YORK, of New York, New York to effect the following:

         To add a new Section 11 of the Charter regarding the limiting of personal liability of directors.

         IS HEREBY APPROVED pursuant to Section 1208 of the New York Insurance Law.

                                  In Witness Whereof, I have hereunto

                                  set my hand and affixed the

                                  official seal of this Department

                                  at the City of Albany, this

                                  13th day of March, 1989.



                                  JAMES P. CORCORAN
                                  Superintendent of Insurance

                                  By /s/ Robert A. Ginnelly

                                  Special Deputy Superintendent

         CERTIFICATE OF AMENDMENT OF CHARTER

                         OF

         THE CAPITOL LIFE INSURANCE COMPANY OF NEW YORK

FIRST:   The name of the Corporation is THE CAPITOL LIFE INSURANCE COMPANY OF
NEW YORK.

SECOND: The Charter of THE CAPITOL LIFE INSURANCE COMPANY OF NEW YORK (the "Corporation") was filed with the office of the Superintendent of Insurance of the State of New York on December 5, 1978.

THIRD:   A new Section 11 of the Charter, limiting or eliminating the personal liability of the directors to the Corporation or to the shareholders for damages for breach of fiduciary duty, is hereby added pursuant to Section 801(b)(14) of the Business Corporation Law and it shall read as follows:

         Section 11. No director shall be personally liable to the Corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or any violation of the Insurance Law or a knowing violation of any other law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the Business Corporation Law; or (ii) the liability of a director for any act or omission prior to the adoption of this amendment by the shareholders of the Corporation.

FOURTH: The foregoing amendment of the Charter of the Corporation was authorized by resolution of the Board of Directors of the Corporation, followed by the unanimous written consent of the holder of all of the outstanding shares of the Corporation entitled to vote on said amendment.

         IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Dated:  January 26, 1989          THE CAPITOL LIFE INSURANCE
                                     COMPANY OF NEW YORK

                                       /s/ Robert P. Saltzman
                                  By:  ----------------------
                                          President


                                       /s/ Gail A. Lione
                                  By:  ----------------------
                                          Secretary